UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): May 2, 2013

INVESTVIEW INC.

(Exact name of registrant as specified in charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

54 Broad Street, Suite 301

Red Bank, New Jersey 07701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (732) 380-7271

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets

Item 2.06 Material Impairments

Item 3.02 Unregistered Sales of Equity Securities

On May 2, 2013 (the "Closing Date"), Investview, Inc. (the "Company"), its wholly-owned subsidiary, Instilend Technologies Inc. ("Instilend") and Fortified Management Group, LLC ("Fortified") entered into an Asset Purchase Agreement (the "APA"), pursuant to which Instilend sold all of its assets, including its proprietary Matador, Locate Stock and LendEQS platforms, to Fortified in consideration of $3,000,000 (the "Purchase Price") consisting of 250,000 shares of common stock of the Company which were returned to the Company for cancellation, $2,500 per month commencing on the 90th day after the Closing Date which will be increased to $5,000 per month as of the 270th day following the Closing Date, a Secured Promissory Note in the principal amount of $1,250,000 (the "APA Note"), the assumption by Fortified from the Company of 5% Convertible Promissory Notes (the "Seller Notes") originally issued by the Company to Todd Tabacco, Derek Tabacco and Richard L'Insalata in the aggregate amount of $500,000 and additional monthly royalties of 5% after the payment of the $1,250,000 Secured Promissory Note up to $4,000,000 as set forth in Schedule 3 of the APA. In addition, $150,000 of the Purchase Price (the "Escrow Funds") will be used towards the payment by the Company of certain tax liabilities owed by Instilend. The Escrow Funds will be held in escrow until the Company has entered into settlement agreements with the relevant tax authorities, at which time the Company may authorize the Escrow Funds to be released for payment to the relevant tax authorities. In the event of a failure by the Company to make any payments in accordance with the terms of any such settlement agreements, the Company will issue shares of its common stock to Fortified equal to three times the unpaid amount of the remaining unpaid tax liabilities. As a result of the sale of the operating assets relating to the stock loan business, management of the Company, as of the Closing Date, elected to impair the remaining assets in the business including the goodwill, customer list and covenants to not compete. The impaired assets were initially recorded as a result of the acquisition of Instilend. The impairment is expected to be in the range of $1,000,000 to $2,000,000. The Company does not expect there to be future cash expenditures in connection with the impairment.

On May 2, 2013, the Company and Instilend entered into Agreements and General Releases (the “Seller Agreements”) with Todd Tabacco, Derek Tabacco and Richard L'Insalata (collectively, the "Sellers"), the Company and Fortified Management Group LLC (“Fortified”), pursuant to which the Sellers have resigned from all positions that they held at Instilend and released Instilend from all claims. The Sellers agreed to waive any and all rights to the 50,000 shares of the Company pursuant to the Share Exchange Agreement entered between the Company and the Sellers in September 2012. Instilend and the Sellers agreed to terminate the Employments Agreements and the Sellers were released from their Non-Competes. Under the terms of the Agreements, the Company agreed to issue 25,000 shares of common stock to Todd Tabacco and 50,000 shares of common stock to Derek Tabacco and Richard L'Insalata. The shares are locked-up for one year. In addition, the Company is required to issue an additional 25,000 shares of common stock of the Company to Derek Tabacco and Richard L'Insalata on the one year and two year anniversaries of the Agreements if the Company's market price is not in excess of $4.00 per share, which such shares will be locked up for a period of one year from issuance.

The above securities were offered and sold to the Sellers in private placement transactions made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. The Sellers are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01      Financial Statements and Exhibits

(a)	Financial Statement of Business Acquired Not Applicable

(b)	Pro Forma Financial Information (to be filed by amendment)

(c)	Exhibits

Exhibit No.	Description of Exhibit

4.1	10% Secured Promissory Note issued by Fortified Management Group, LLC to Instilend Technologies Inc.
10.1	Asset Purchase Agreement by and between Investview, Inc., Instilend Technologies Inc. and Fortified Management Group, LLC dated May 2, 2013
10.2	Assignment and Assumption Agreement by and between Investview, Inc., Fortified Management Group, LLC, Richard L’Insalata, Todd Tabacco and Derek Tabacco dated May 2, 2013
10.3	Agreement and Release by and between Investview, Inc., Instilend Technologies Inc., Fortified Management Group LLC and Todd Tabacco dated May 2, 2013
10.4	Agreement and Release by and between Investview, Inc., Instilend Technologies Inc., Fortified Management Group LLC and Derek Tabacco dated May 2, 2013
10.5	Agreement and Release by and between Investview, Inc., Instilend Technologies Inc., Fortified Management Group LLC and Richard L’Insalata dated May 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INVESTVIEW, INC.

By:	/s/ Dr. Joseph Louro

Name:	Dr. Joseph Louro
Title:	Chief Executive Officer

Date:	May 8, 2013
Red Bank, New Jersey